January 30, 2013

Northern Lights Fund Trust

450 Wireless Blvd.

Hauppauge, NY 11788

Re:

Northern Lights Fund Trust - File Nos. 333-122917 and 811-21720

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 402 to the Northern Lights Fund Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 455 under the Securities Act of 1933 (Amendment No. 457 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

829133.72